Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ended June 30, 2014 Earnings
Houston, Texas — August 5, 2014 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended June 30, 2014 and provided an operational update.
Highlights include:

•
Increased average daily production to 43,668 barrels of oil equivalent per day (“Boepd”), a 45% increase over the second quarter of 2013 and a 6% sequential quarter increase, excluding production from Sanish.

•
Grew Adjusted EBITDA to $254.7 million in the second quarter of 2014, an increase of $69.2 million over the second quarter of 2013 and a sequential increase of $14.9 million over the first quarter of 2014. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

•	Invested capital expenditures (“CapEx”) of $351.8 million in the second quarter of 2014.

•	Completed and placed on production 41 gross (30.8 net) operated wells in the second quarter of 2014.

•	Started operating Oasis Well Services’ (“OWS”) second fracturing fleet.

“Oasis continues to execute on its full-year plan to enhance shareholder value through completion technique changes and resource expansion initiatives,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “Our first slickwater wells in Indian Hills have continued to produce well above our type curve. In addition, early production results from our first Three Forks slickwater well in Red Bank and a slickwater Bakken well in Montana are expanding the completion technique’s applicability across more of our inventory. Both of these Oasis wells are producing 35% or more over comparable wells completed with our base completion design.”

Mr. Nusz added, “Even as we move to completing 70% of our wells with different technology than our base design, our expectation of investing a total of $1.25 billion for drilling and completions during 2014 remains unchanged. Our base design well cost of $7.3 million in the first half of 2014, which includes the beneficial impact of OWS, provides us the ability to complete more intense frac jobs while remaining within our budget. While completions were pushed back a bit and we completed six fewer wells than planned, we were able to grow production 6% over the sequential quarter. We expect production to range between 47,000 and 49,000 Boepd in the third quarter of 2014. In addition, we have increased both frac spreads and cleanout crews, which will support the additional work we are doing in the second half of the year.”
Operational and Financial Update
The Company’s average daily production by project area is listed in the following table:

	Quarter Ended:
	6/30/2014	3/31/2014	6/30/2013
Average daily production (Boepd)
West Williston	30,381	28,227	18,257
East Nesson	13,287	12,980	9,312
Sanish (1)	—	1,649	2,602
Total	43,668	42,856	30,171
Percent Oil	89.1%	89.4%	90.6%

(1)
Includes production from certain non-operated properties in the Company’s Sanish project area and other non-operated leases adjacent to its Sanish position until March 1, 2014. These properties were sold on March 5, 2014 (the “Sanish Divestiture”).

The following table describes the Company’s producing wells by project area in the Williston Basin as of June 30, 2014:

	Bakken/Three Forks Producing Wells
	West Williston		East Nesson		Total Williston Basin
	Gross	Net	Gross	Net	Gross	Net
Producing on or before 3/31/2014: (1)
Operated	338	260.1	158	125.0	496	385.1
Non-Operated	162	13.3	98	7.1	260	20.4
Production started in Q2 2014:
Operated	26	20.0	15	10.8	41	30.8
Non-Operated	14	0.9	3	0.1	17	1.0
Total Producing Wells on 6/30/2014:
Operated	364	280.1	173	135.8	537	415.9
Non-Operated	176	14.2	101	7.2	277	21.4

(1)	Well counts include changes that occurred in the current reporting period for wells producing on or before March 31, 2014.

Additionally, the Company had approximately 16 rigs running during the second quarter of 2014, and as of June 30, 2014, had an inventory of gross operated wells waiting on completion of 35 wells in West Williston and 32 wells in East Nesson.

The Company’s average price per barrel of oil, without derivative settlements, was $94.48 in the second quarter of 2014, compared to $91.15 in the second quarter of 2013 and $89.66 in the first quarter of 2014. The Company’s average price differential compared to NYMEX West Texas Intermediate (“WTI”) crude oil index prices was 8% in the second quarter of 2014, compared to 3% in the second quarter of 2013 and 9% in the first quarter of 2014.
The Company’s revenues are detailed in the following table:

	Quarter Ended:
	6/30/2014	3/31/2014	6/30/2013
Revenues ($ in thousands):
Oil	$334,559	$309,231	$226,848
Bulk oil sale	—	—	5,777
Natural gas	19,623	22,616	9,217
Well services (OWS)	14,878	15,827	11,461
Midstream (OMS)	3,318	1,845	1,279
Total revenues	$372,378	$349,519	$254,582
The Company’s operating expenses are detailed in the following table:

	Quarter Ended:
	6/30/2014	3/31/2014	6/30/2013
Operating expenses ($ in thousands):
Lease operating expenses (LOE)	$40,553	$39,989	$18,266
Well services (OWS)	7,200	10,359	6,420
Midstream (OMS)	1,569	561	224
Marketing, transportation and gathering expenses (1)	6,996	5,932	4,977
Bulk oil purchase	—	—	5,777
Non-cash valuation charges	118	(746)	25
Total operating expenses	$56,436	$56,095	$35,689
Operating expenses ($ per Boe):
Lease operating expenses (LOE)	$10.21	$10.37	$6.65
Marketing, transportation and gathering expenses (1)	1.76	1.53	1.82

(1)	Excludes bulk oil purchase and non-cash valuation charges on pipeline imbalances.

The sequential quarter-over-quarter decrease in lease operating expenses (“LOE”) per barrel of oil equivalent (“Boe”) was primarily due to higher workover costs in the first quarter of 2014 related to restoring wells that were down due to winter weather conditions.
The increase in marketing, transportation and gathering expenses from the first quarter of 2014 to the second quarter of 2014 is primarily due to higher operated volumes flowing through third-party oil gathering pipelines in the second quarter of 2014. Currently, the Company is flowing approximately 75% of its gross operated oil production through these gathering systems. While transporting volumes through third-party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by reducing transportation costs included in the Company’s oil price differential for sales at the wellhead.
Production taxes as a percentage of oil and gas revenues were 9.7% in the second quarter of 2014, 9.1% in the second quarter of 2013 and 9.6% in the first quarter of 2014. The Company’s production tax rate increased in the second quarter of 2014 compared to the second quarter of 2013 due to the increased weighting of production in North Dakota compared to Montana, which has lower production tax rates.
Depreciation, depletion and amortization expenses (“DD&A”) totaled $97.3 million in the second quarter of 2014, $66.8 million in the second quarter of 2013 and $91.3 million in the first quarter of 2014. DD&A was $24.48 per Boe in the second quarter of 2014, $24.33 per Boe in the second quarter of 2013 and $23.66 per Boe in the first quarter of 2014. During the first two months of 2014, the Company had production from the wells sold in the Sanish Divestiture, but these wells were not depreciated because the assets were held for sale, which lowered DD&A by $0.78 per Boe in the first quarter of 2014.
General and administrative (“G&A”) expenses totaled $20.8 million in the second quarter of 2014, $16.7 million in the second quarter of 2013 and $23.5 million in the first quarter of 2014. The sequential quarter-over-quarter decrease in G&A expenses was primarily due to lower consolidated OWS G&A expenses in the second quarter of 2014 compared to the first quarter of 2014. G&A expenses were $5.22 per Boe in the second quarter of 2014, $6.07 per Boe in the second quarter of 2013 and $6.10 per Boe in the first quarter of 2014. Amortization of stock-based compensation, which is included in G&A expenses, was $5.2 million, or $1.30 per Boe, in the second quarter of 2014 as compared to $3.1 million, or $1.12 per Boe, in the second quarter of 2013 and $4.5 million, or $1.17 per Boe, in the first quarter of 2014. The sequential increase in amortization of stock-based compensation is primarily due to growth in headcount.
The Company’s derivative activities are detailed in the following table:

	Quarter Ended:
	6/30/2014	3/31/2014	6/30/2013
Derivative activities (1) ($ in thousands)
Derivative settlements	$(11,405)	$(2,239)	$1,246
Non-cash change in fair value of derivative instruments	(54,165)	(15,364)	11,345
Net gain (loss) on derivative instruments	$(65,570)	$(17,603)	$12,591

(1)	The Company’s derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.
Interest expense was $39.0 million for the second quarter of 2014 compared to $21.4 million for the second quarter of 2013 and $40.2 million for the first quarter of 2014. The $1.2 million decrease from the first quarter of 2014 was primarily due to lower weighted average borrowings under the Company’s revolving credit facility coupled with an increase in capitalized interest in the second quarter of 2014. Capitalized interest totaled $2.3 million for the second quarter of 2014, $1.1 million for the second quarter of 2013 and $1.6 million for the first quarter of 2014.

Income tax expense was $23.3 million for the three months ended June 30, 2014, resulting in an effective tax rate of 37.5%. The Company’s income tax expense for the three months ended June 30, 2013 was recorded at 36.0% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended rate for each of the states in which the Company conducts business.
Adjusted EBITDA for the second quarter of 2014 was $254.7 million, a 37% increase over the second quarter of 2013 of $185.5 million, and an increase of 6% from the first quarter of 2014 of $239.8 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.
For the second quarter of 2014, the Company reported net income of $38.8 million, or $0.39 per diluted share, as compared to net income of $67.1 million, or $0.72 per diluted share, for the second quarter of 2013. The Company’s second quarter 2014 results were impacted by several non-cash items, including a $54.2 million non-cash mark-to-market loss on derivative instruments. Excluding these items and their tax effect, the second quarter 2014 Adjusted Net Income (non-GAAP) was $70.5 million, or $0.70 per diluted share. Excluding similar non-cash items and their tax effect, Adjusted Net Income (non-GAAP) for the second quarter of 2013 was $60.1 million, or $0.65 per diluted share. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.
Capital Expenditures
The following table depicts the Company’s exploration and production (“E&P”) CapEx by project area and total CapEx by category:

	1Q 2014	2Q 2014	YTD 2014
CapEx ($ in thousands):
E&P CapEx by Project Area
West Williston	$189,288	$223,526	$412,814
East Nesson	107,843	103,370	211,213
Total E&P CapEx (1)	297,131	326,896	624,027
OWS	6,410	18,903	25,313
Non E&P (2)	3,957	6,036	9,993
Total Company CapEx (3)	$307,498	$351,835	$659,333

(1)	Year-to-date total E&P CapEx includes $12.5 million for Oasis Midstream Services (“OMS”), primarily related to pipelines and salt water disposal systems.

(2)	Non-E&P CapEx includes such items as administrative capital and capitalized interest.

(3)
CapEx reflected in the table above differs from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity
On June 30, 2014, Oasis had total cash and cash equivalents of $27.0 million. As of June 30, 2014, the Company had $100.0 million of LIBOR loans and $5.2 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $1,394.8 million.
Update to Outlook for Operating Metrics
Oasis is updating its full year 2014 guidance range for LOE to $8.50 to $10.00 per Boe and production taxes to 9.7% to 10.2%.
Hedging Activity
As of August 5, 2014, the Company had the following outstanding commodity derivative contracts, all of which are priced off of WTI and settle monthly:

		Weighted Average Prices ($/Bbl)
	Remaining Term	Sub-Floor	Floor	Ceiling	Swaps	BOPD	Total Barrels
2014
Full Year
Swaps	Jul - Dec				$95.90	9,500	1,738,500
Swaps with sub-floors	Jul - Dec	$70.00			$92.60	6,000	1,098,000
Two-way collars	Jul - Dec		$95.22	$106.39		11,500	2,104,500
Three-way collars	Jul - Dec	$70.59	$90.59	$105.25		8,500	1,555,500
Total 2014 hedges (weighted average)		$70.34	$93.25	$105.91	$94.62	35,500	6,496,500

2015
Full Year
Swaps	Jan - Dec				$90.15	10,000	3,650,000
Two-way collars	Jan - Dec		$86.00	$103.42		5,000	1,825,000
First Half
Swaps	Jan - June				$91.26	9,000	1,629,000
Deferred premium puts	Jan - June		$90.00			6,000	1,086,000
Two-way collars	Jan - June		$90.00	$99.10		2,000	362,000
Total 2015 hedges (weighted average)			$87.77	$102.70	$90.49	23,430	8,552,000
Total 1H15 hedges						32,000
Total 2H15 hedges						15,000
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Wednesday, August 6, 2014
Time:	9:00 a.m. Central Time
Dial-in:	877-621-0256
Intl. Dial in:	706-634-0151
Conference ID:	74680357
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Wednesday, August 13, 2014 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	74680357
The conference call will also be available for replay at www.oasispetroleum.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Matt Ultis, (281) 404-9600
Manager – Finance and Investor Relations

Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	June 30, 2014	December 31, 2013
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$26,957	$91,901
Accounts receivable — oil and gas revenues	216,764	175,653
Accounts receivable — joint interest partners	147,056	139,459
Inventory	17,636	20,652
Prepaid expenses	8,907	10,191
Deferred income taxes	25,390	6,335
Derivative instruments	—	2,264
Advances to joint interest partners	97	760
Other current assets	421	391
Total current assets	443,228	447,606
Property, plant and equipment
Oil and gas properties (successful efforts method)	5,141,582	4,528,958
Other property and equipment	231,129	188,468
Less: accumulated depreciation, depletion, amortization and impairment	(823,500)	(637,676)
Total property, plant and equipment, net	4,549,211	4,079,750
Assets held for sale	—	137,066
Derivative instruments	—	1,333
Deferred costs and other assets	44,540	46,169
Total assets	$5,036,979	$4,711,924
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$32,402	$8,920
Revenues and production taxes payable	217,414	146,741
Accrued liabilities	288,813	241,830
Accrued interest payable	49,444	47,910
Derivative instruments	62,415	8,188
Advances from joint interest partners	6,910	12,829
Other current liabilities	3,311	—
Total current liabilities	660,709	466,418
Long-term debt	2,300,000	2,535,570
Deferred income taxes	460,897	323,147
Asset retirement obligations	37,542	35,918
Derivative instruments	11,844	139
Other liabilities	1,963	2,183
Total liabilities	3,472,955	3,363,375
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: 300,000,000 shares authorized; 101,396,597 and 100,866,589 shares issued at June 30, 2014 and December 31, 2013, respectively	999	996
Treasury stock, at cost: 244,729 and 167,155 shares at June 30, 2014 and December 31, 2013, respectively	(8,677)	(5,362)
Additional paid-in capital	995,024	985,023
Retained earnings	576,678	367,892
Total stockholders’ equity	1,564,024	1,348,549
Total liabilities and stockholders’ equity	$5,036,979	$4,711,924

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$354,182	$241,842	$686,029	$483,493
Well services and midstream revenues	18,196	12,740	35,868	19,393
Total revenues	372,378	254,582	721,897	502,886
Expenses
Lease operating expenses	40,553	18,266	80,542	37,755
Well services and midstream operating expenses	8,769	6,644	19,689	9,558
Marketing, transportation and gathering expenses	7,114	10,779	12,300	14,168
Production taxes	34,493	21,397	66,296	43,486
Depreciation, depletion and amortization	97,276	66,790	188,548	133,051
Exploration expenses	475	392	855	2,249
Impairment of oil and gas properties	42	208	804	706
General and administrative expenses	20,751	16,656	44,271	30,510
Total expenses	209,473	141,132	413,305	271,483
Gain on sale of properties	3,640	—	187,033	—
Operating income	166,545	113,450	495,625	231,403
Other income (expense)
Net gain (loss) on derivative instruments	(65,570)	12,591	(83,173)	(2,021)
Interest expense, net of capitalized interest	(38,990)	(21,392)	(79,148)	(42,575)
Other income (expense)	135	294	288	1,074
Total other income (expense)	(104,425)	(8,507)	(162,033)	(43,522)
Income before income taxes	62,120	104,943	333,592	187,881
Income tax expense	23,287	37,824	124,806	68,911
Net income	$38,833	$67,119	$208,786	$118,970
Earnings per share:
Basic	$0.39	$0.73	$2.10	$1.29
Diluted	0.39	0.72	2.08	1.28
Weighted average shares outstanding:
Basic	99,663	92,399	99,612	92,387
Diluted	100,260	92,702	100,328	92,812

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating results ($ in thousands):
Revenues
Oil	$334,559	$232,625	$643,790	$464,300
Natural gas	19,623	9,217	42,239	19,193
Well services and midstream	18,196	12,740	35,868	19,393
Total revenues	372,378	254,582	721,897	502,886
Production data:
Oil (MBbls)	3,541	2,489	6,990	4,971
Natural gas (MMcf)	2,596	1,540	5,045	2,929
Oil equivalents (MBoe)	3,974	2,746	7,831	5,459
Average daily production (Boe/d)	43,668	30,171	43,264	30,162
Average sales prices:
Oil, without derivative settlements (per Bbl) (1)	$94.48	$91.15	$92.10	$92.24
Oil, with derivative settlements (per Bbl) (1) (2)	91.26	91.65	90.15	92.83
Natural gas (per Mcf) (3)	7.56	5.98	8.37	6.55
Costs and expenses (per Boe of production):
Lease operating expenses	$10.21	$6.65	$10.29	$6.92
Marketing, transportation and gathering expenses (4)	1.76	1.82	1.65	1.54
Production taxes	8.68	7.79	8.47	7.97
Depreciation, depletion and amortization	24.48	24.33	24.08	24.37
General and administrative expenses	5.22	6.07	5.65	5.58

(1)	For the three and six months ended June 30, 2013, average sales prices for oil are calculated using total oil revenues, excluding bulk oil sales of $5.8 million, divided by oil production.

(2)	Realized prices include gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

(3)	Natural gas prices include the value for natural gas and natural gas liquids.

(4)	Excludes bulk oil purchase and non-cash valuation charges on pipeline imbalances.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$208,786	$118,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	188,548	133,051
Gain on sale of properties	(187,033)	—
Impairment of oil and gas properties	804	706
Deferred income taxes	118,695	67,974
Derivative instruments	83,173	2,021
Stock-based compensation expenses	9,678	5,371
Debt discount amortization and other	3,220	1,753
Working capital and other changes:
Change in accounts receivable	(37,132)	(13,768)
Change in inventory	3,016	(4,200)
Change in prepaid expenses	1,284	(4,402)
Change in other current assets	(30)	330
Change in other assets	(1,477)	—
Change in accounts payable and accrued liabilities	91,543	48,701
Change in other current liabilities	3,311	688
Change in other liabilities	(132)	612
Net cash provided by operating activities	486,254	357,807
Cash flows from investing activities:
Capital expenditures	(606,924)	(428,630)
Acquisition of oil and gas properties	(8,116)	—
Proceeds from sale of properties	324,888	—
Costs related to sale of properties	(2,337)	—
Redemptions of short-term investments	—	25,000
Derivative settlements	(13,644)	2,932
Advances from joint interest partners	(5,919)	(5,593)
Net cash used in investing activities	(312,052)	(406,291)
Cash flows from financing activities:
Proceeds from revolving credit facility	100,000	—
Principal payments on revolving credit facility	(335,570)	—
Purchases of treasury stock	(3,315)	(364)
Debt issuance costs	(85)	(2,998)
Other	(176)	—
Net cash used in financing activities	(239,146)	(3,362)
Decrease in cash and cash equivalents	(64,944)	(51,846)
Cash and cash equivalents:
Beginning of period	91,901	213,447
End of period	$26,957	$161,601
Supplemental non-cash transactions:
Change in accrued capital expenditures	$51,129	$(6,085)
Change in asset retirement obligations	1,624	3,441

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash or non-recurring charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following table presents reconciliations of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)
Adjusted EBITDA reconciliation to net income:
Net income	$38,833	$67,119	$208,786	$118,970
Gain on sale of properties	(3,640)	—	(187,033)	—
Non-cash change in fair value of derivative instruments	54,165	(11,345)	69,529	4,953
Interest expense	38,990	21,392	79,148	42,575
Depreciation, depletion and amortization	97,276	66,790	188,548	133,051
Impairment of oil and gas properties	42	208	804	706
Exploration expenses	475	392	855	2,249
Stock-based compensation expenses	5,173	3,082	9,678	5,371
Income tax expense	23,287	37,824	124,806	68,911
Other non-cash adjustments	118	25	(628)	74
Adjusted EBITDA	$254,719	$185,487	$494,493	$376,860

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	$277,987	$187,260	$486,254	$357,807
Derivative settlements	(11,405)	1,246	(13,644)	2,932
Interest expense	38,990	21,392	79,148	42,575
Exploration expenses	475	392	855	2,249
Debt discount amortization and other	(1,733)	(1,007)	(3,220)	(1,753)
Current tax expense	3,345	837	6,111	937
Changes in working capital	(53,058)	(24,658)	(60,383)	(27,961)
Other non-cash adjustments	118	25	(628)	74
Adjusted EBITDA	$254,719	$185,487	$494,493	$376,860

Adjusted Net Income and Adjusted Diluted Earnings Per Share are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, impairment of oil and gas properties, and other similar non-cash and non-recurring charges, and then (2) the non-cash and non-recurring items’ impact on taxes based on the Company’s effective tax rate in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP. The Company defines Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by diluted weighted average shares outstanding.

The following table provides reconciliations of net income (GAAP) to Adjusted Net Income (non-GAAP) and diluted earnings per share (GAAP) to Adjusted Diluted Earnings Per Share (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Net income	$38,833	$67,119	$208,786	$118,970
Non-cash change in fair value of derivative instruments	54,165	(11,345)	69,529	4,953
Gain on sale of properties	(3,640)	—	(187,033)	—
Impairment of oil and gas properties	42	208	804	706
Other non-cash adjustments	118	25	(628)	74
Tax impact (1)	(19,000)	4,045	43,896	(2,145)
Adjusted Net Income	$70,518	$60,052	$135,354	$122,558

Diluted earnings per share	$0.39	$0.72	$2.08	$1.28
Non-cash change in fair value of derivative instruments	0.54	(0.12)	0.69	0.05
Gain on sale of properties	(0.04)	—	(1.86)	—
Impairment of oil and gas properties	—	—	0.01	0.01
Other non-cash adjustments	—	—	(0.01)	—
Tax impact (1)	(0.19)	0.05	0.44	(0.02)
Adjusted Diluted Earnings Per Share	$0.70	$0.65	$1.35	$1.32

Diluted weighted average shares outstanding	100,260	92,702	100,328	92,812

Effective tax rate	37.5%	36.0%	37.4%	36.7%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash and non-recurring items.